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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 3)*


                                ASPEON, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                    COMMON STOCK, $.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                               471896 10 0
                     ----------------------------------
                              (CUSIP Number)

                                 12/31/99
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 pages


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CUSIP No. 471896-10-0                 13G                    PAGE 2 OF 5 PAGES
          -----------                                            ---  ---
-------------------------------------------------------------------------------
 (1) Names of Reporting Person
     S.S. or I.R.S. Identification Nos. of above person

     Steven J. Goodman
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     United States
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       127,800
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    127,800
                             --------------------------------------------------
                              (8) Shared Dispositive Power

-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
        127,800
-------------------------------------------------------------------------------
(10) Check box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row 9
        1.4%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
        IN
-------------------------------------------------------------------------------


                                Page 2 of 5 pages


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ITEM 1.

    (a)   Name of Issuer:
          Aspeon, Inc., a Delaware corporation
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices:
          17891 Cartwright Rd., Irvine, CA 92614
          ---------------------------------------------------------------------

ITEM 2.

    (a)   Name of Person Filing:
          Steven J. Goodman
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence:
          5000 Carden Beach, Unit #521, C, Sted., St. Croix, USVI 00820
          ---------------------------------------------------------------------
    (c)   Citizenship:
          United States
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities:
          Common Stock, par value $.01
          ---------------------------------------------------------------------
    (e)   CUSIP Number:
          471896-10-0
          ---------------------------------------------------------------------

ITEM 3.  NOT APPLICABLE

ITEM 4.  OWNERSHIP

    (a) Amount beneficially owned:
        127,800 shares
    ---------------------------------------------------------------------------

    (b) Percent of class: 1.4%

    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

        (i)   Sole power to vote or to direct the vote: 127,800

        (ii)  Shared power to vote or to direct the vote: 0

        (iii) Sole power to dispose or to direct the disposition of: 127,800

        (iv)  Shared power to dispose or to direct the disposition of: 0


                                Page 3 of 5 pages


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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable


ITEM 10. CERTIFICATION.

         Not applicable


                                Page 4 of 5 pages

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                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 9, 2000
                                       ----------------------------------------
                                                         Date

                                               /s/ Steven J. Goodman
                                       ----------------------------------------
                                                      Signature

                                                   Steven J. Goodman
                                       ----------------------------------------
                                                      Printed Name





                                Page 5 of 5 pages